EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WORLD ENERGY SOLUTIONS, INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

World Energy Solutions, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable.  The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.  The resolution setting forth the amendment is as follows:

RESOLVED:
That the first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following paragraphs are inserted in lieu thereof:

“FOURTH.  That, effective at 5:00 p.m., eastern time, on the filing date of this Certificate of Amendment of Amended and Restated Certificate of Incorporation (the “Effective Time”), a one-for-ten reverse stock split of the Corporation’s common stock shall become effective, pursuant to which each ten shares of common stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time (“Old Common Stock”) shall be reclassified and combined into one share of common stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of common stock from and after the Effective Time (“New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock.  In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to Computershare Trust Company, Inc., as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them.  The sale of all of the fractional interests will be effected by that agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock at the time of sale.  After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.  Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth above.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 20,000,000 shares, consisting of (i) 15,000,000 shares of Common Stock, $.0001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $.0001 par value per share (“Preferred Stock”).”

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President this _____ day of _______, 200_.

World Energy Solutions, Inc. By: ____________________________________ President